Exhibit 99.1

Not For Immediate Release

Crown Media Holdings Completes Recapitalization

STUDIO CITY, CA — June 29, 2010 - Crown Media Holdings, Inc. (NASDAQ: CRWN), owner and operator of Hallmark Channel and Hallmark Movie Channel, today announced that the Company has completed its previously announced recapitalization transactions with Hallmark Cards, Incorporated and its affiliates.

The Recapitalization transactions include, among other things, approximately $1.162 billion of amounts due to Hallmark Cards and its affiliates being restructured into $315.0 million principal amount of new debt instruments with maturities of December 31, 2013, $185.0 million liquidation preference of convertible preferred stock of the Company, Class B Common Stock being converted into Class A Common Stock with Class A Common Stock becoming the only authorized and outstanding common stock of the Company, and 254,887,860 shares of Class A Common Stock of the Company.

“We are pleased with the consummation of the Recapitalization which is a positive and important development for our company,” noted Bill Abbott, President and CEO of Crown Media.  “The significant reduction in our outstanding debt will help us maintain the operating health of our company and position us for future financial success.”

Other aspects of the Recapitalization include a Credit Agreement for the new debt, an amendment to the Tax Sharing Agreement with Hallmark Cards, a registration rights agreement, an increase in the authorized Class A Common Stock to 500,000,000 shares and a decrease in the authorized preferred stock to 1,000,000 shares, mergers of two intermediate holding companies with and into the Company and a stockholders’ agreement pursuant to which certain Hallmark  entities agree not to acquire, through December 31, 2013, additional shares of Class A Common Stock of the Company, subject to certain exceptions, and agree to certain restrictions on their ability to sell or transfer shares of Class A Common Stock of the Company until December 31, 2013 and, subject to lesser restrictions, until December 31, 2020.  Concurrent with the closing of the Recapitalization transaction, the Company has also amended its credit facility with JP Morgan Chase Bank to continue a $30 million revolving credit facility through June 30, 2011, which will provide additional short-term liquidity to the Company.

A summary of the Recapitalization is part of the Current Report on Form 8-K filed today with the SEC by the Company.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ:CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to 90 million subscribers in the U.S.  Hallmark Channel is one of the nation’s leading networks in providing quality family programming with an ambitious slate of original TV movies, general entertainment and home and lifestyle content.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, available in both HD and SD, featuring the greatest family movies of all time.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Contacts:

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

Nancy Carr

Crown Media

818.755.2643

nancycarr@hallmarkchannel.com

#  #  #